Exhibit 99.3

Kenneth D. Cole

Kenneth Cole Productions, Inc.

603 West 50th Street

New York, New York 10019

March 2, 2012

VIA EMAIL

The Special Committee of the Board of Directors

Kenneth Cole Productions, Inc.

603 West 50th Street

New York, New York 10019
Attention:  Dennis F. Kelly

Dear Mr. Kelly:

I am in receipt of the letter from the Special Committee of the Board of Directors (the “Special Committee”) of Kenneth Cole Productions, Inc. (the “Company”) dated February 27, 2012.  In the letter the Special Committee requests that I reconsider my position, as a stockholder of the Company, as to alternative proposals that may be available to the Company.

In response to your letter, I wanted to confirm that in my capacity as a stockholder of the Company I am interested only in acquiring the shares of the Company that I do not currently own, and that in such capacity I have no interest in a disposition or sale of my interest in the Company, nor is it my intention, in my capacity as a stockholder, to vote in favor of any alternative sale, merger or similar transaction involving the Company.  I also confirm that if the Special Committee does not recommend or the public stockholders of the Company do not approve the proposed transaction, such a determination would not adversely affect my future relationship with the Company.

I also understand that the Special Committee has decided to engage Bank of America Merrill Lynch (“BAML”) as financial advisor.  In response to your inquiry, I wanted to confirm that I am not working with BAML in connection with the proposed transaction.

Very truly yours,

Kenneth D. Cole

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